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                                                                     EXHIBIT 11

                        BINDVIEW DEVELOPMENT CORPORATION
      STATEMENT REGARDING COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
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                                                                                 QUARTER                       SIX MONTHS
                                                                             ENDED JUNE 30,                  ENDED JUNE 30,
                                                                        ---------------------------     -------------------------
                                                                          1999             1998           1999           1998
                                                                        ---------        ----------     ---------      ----------
Net income (loss)                                                       $   1,925        $    (542)     $     361      $  (1,212)
                                                                        =========        ==========     =========      ==========

Shares used in basis calculation
        Total basic shares                                                 22,691            8,949         22,101          8,891

Additional shares for diluted computation:
  Effect of stock options                                                   2,314            2,726          2,592          2,039
  Effect of warrants                                                           16              526             11            525
  Effect of convertible preferred stock and debentures                         --            6,544             --          6,544
  Exclusion of share equivalents that are anti-dilutive because
               a loss was incurred                                             --           (9,796)            --         (9,108)
                                                                        ---------        ----------     ---------      ----------

        Total diluted shares                                               25,021            8,949         24,704          8,891
                                                                        =========        =========      =========      =========
Earnings (loss) per common share
  Basic                                                                 $    0.08        $   (0.06)     $    0.02      $   (0.14)
  Diluted                                                               $    0.08        $   (0.06)     $    0.01      $   (0.14)
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